EXHIBIT 99.1

LendingClub Reports Third Quarter 2020 Results
Quarterly growth in originations of 79% driven by strong loan performance. Grew cash and cash equivalents significantly to $445 million from $338 million at the end of Q2. Well-positioned for the acquisition of Radius Bank.

SAN FRANCISCO – November 4, 2020 – LendingClub Corporation (NYSE: LC), America’s leading online lending marketplace connecting borrowers and investors, today announced financial results for the third quarter ended September 30, 2020.
Commenting on the quarter, LendingClub CEO Scott Sanborn said, “While there is uncertainty about the economic outlook in the near-term, we are managing LendingClub for long term success and the actions we are taking to strengthen our business post-COVID are bearing fruit. Our loans are performing well, investor confidence is returning, we have improved cost efficiency, and have built a substantial amount of liquidity as we work towards completing the acquisition of Radius, which remains our top strategic priority.”
We are navigating through this challenging environment by following five key guiding principles.

•
Keep our employees safe, effective and engaged – Our employees have been working remotely since March with no plans to fully open the office at least until the summer of 2021. Employees remain engaged and they continue to serve our members effectively.

•
Preserve liquidity – We grew cash and cash equivalents to $445.2 million from $338.4 million at the end of the second quarter through a combination of cash flows from operations and additional loan sales. During the third quarter, we also fully paid off our $70.0 million revolving credit facility and paid down other debt facilities by approximately $290 million, significantly reducing leverage and further strengthening our balance sheet. This positions the Company well for completing the acquisition of Radius and also for navigating through the current economic environment.

•
Support our members – Since the onset of the pandemic, we have helped more than 217,000 of our members with forbearance relief and offered several hardship plans to support them. Forbearance usage is tapering off, with new requests down significantly and approximately 2% of our loans remaining on these plans at the end of Q3.

•
Protect investor returns – Delinquencies are coming in lower than we had anticipated, and the strong performance of our loans is contributing to increased investor demand. Both our pre- and post-COVID loans are delivering attractive returns.

◦
Pre-COVID vintages – Internal Rates of Return (IRRs) on our more recently originated pre-COVID vintages, which are the most impacted by the weaker economy, are trending toward 4% and in-line with our historical pre-COVID portfolio performance. The strong performance reflects the effectiveness of our underwriting data and analytics capabilities, increased servicing capacity and the relatively high ranking that personal loans have in the consumer payment hierarchy. As the outstanding balances on our loans continue to pay down, the exposure for our loan investors continues to recede.

◦
Post-COVID vintages – Early data on our post-COVID vintages indicates IRRs of 5 to 6% reflecting our focus on marketing to our large base of existing members, tighter underwriting and increased loan pricing. Acquisition costs for these loans are significantly lower compared to loans made to new members and they also generate lower credit losses in general.

•
Stay on track for the acquisition of Radius – We filed our Y-3 application with the Federal Reserve in September, deployed cross-functional teams across both organizations and announced the first deposit product we intend to offer as a bank. We are continuing to work closely with regulators during this process. Post-acquisition, we will be the first US public neobank and the only full spectrum fintech marketplace bank operating nationwide in the US. Acquiring Radius will enable us to help borrowers and depositors, build deeper relationships with customers and realize better economics.

Quarter-over-quarter results reflected an expected increase in origination volume and related transaction fees, as well as lower restructuring expenses, partially offset by lower net interest income.
GAAP Consolidated Net Loss for the quarter of $(34.3) million was an improvement of $44.2 million. The improvement was partly driven by growth in transaction fees, with about half of the increase reflecting higher origination volume and the rest due to an increase in the transaction fee refund reserve in the second quarter as borrower prepayments normalized. In addition, results for the third quarter benefited from lower fair value adjustments, higher investor fees, higher gains on sale related to the loans sold and lower restructuring expenses. These benefits were partially offset by lower net interest income due to loan sales.

Year-over-year results reflected an expected decline in origination volume and lower transaction fees, partially offset by higher net investor revenue and lower expenses.
GAAP Consolidated Net Loss of $(34.3) million primarily reflected an 83% year-over-year decrease in loan origination volumes, which was in line with our expectations. This primarily drove an 85% decline in transaction fees year over year. The impact of lower transaction fees was partly offset by higher net investor revenue and lower expenses. The increase in net investor revenue was primarily due to lower fair value adjustments reflecting a reduction in the volume of loans issued and sold at a discount in the third quarter of 2020. Lower expenses year over year primarily reflected a significant decrease in sales and marketing expense, consistent with the reduction in origination volume. The decrease in expenses also reflected actions taken by the Company in the second quarter to improve efficiency and mitigate the impact of COVID.

Summary of Q3 Results

•	Loan originations of $584.1 million, down 83% year-over-year and improving 79% sequentially.

•	Net Revenue of $74.7 million, down 64% year-over-year and improving 70% sequentially.

•
GAAP Consolidated Net Loss of $(34.3) million ($(0.38) per share attributable to common stockholders), compared to a loss of $(0.4) million ($0.00 per share attributable to common stockholders) in the third quarter of 2019 and a loss of $(78.5) million ($(0.87) per share attributable to common stockholders) in the second quarter of 2020.

•	Adjusted EBITDA of $4.3 million, down 89% year-over-year and improving 116% sequentially.

•	Adjusted EBITDA Margin of 5.8%, down 13.7 percentage points year-over-year and up 68.8 percentage points sequentially.

•
Adjusted Net Loss of $(23.1) million ($(0.25) adjusted net loss per share), compared to Adjusted Net Income of $8.0 million ($0.09 adjusted net income per share) in the third quarter of 2019 and an Adjusted Net Loss of $(54.3) million ($(0.60) adjusted net loss per share) in the second quarter of 2020.

Third Quarter 2020 Financial Highlights
Commenting on financial results, Tom Casey, CFO of LendingClub, said “As anticipated, we are seeing a recovery in originations from a low point in Q2 and a corresponding growth in revenue.” He continued, “We also ended the quarter with a substantial increase in cash and cash equivalents as we executed on a strategic decision to sell loans and generate additional liquidity while paying down a significant amount of debt and de-risking the balance sheet.”

	Three Months Ended			Nine Months Ended September 30,
($ in millions)	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019
Loan Originations	$584.1	$325.8	$3,349.6	$3,431.4	$9,207.0
Net Revenue	$74.7	$43.9	$204.9	$238.8	$570.1
GAAP Consolidated Net Loss	$(34.3)	$(78.5)	$(0.4)	$(160.9)	$(30.9)
Adjusted EBITDA	$4.3	$(27.6)	$40.0	$(31.1)	$95.8
Adjusted Net Income (Loss)	$(23.1)	$(54.3)	$8.0	$(116.5)	$(4.8)
Loan Originations – Loan originations in the third quarter of 2020 were $584.1 million, down 83% compared to the same quarter last year and improving 79% sequentially.
Net Revenue – Net Revenue in the third quarter of 2020 was $74.7 million, down 64% compared to the same quarter last year and improving 70% sequentially.
GAAP Consolidated Net Loss – GAAP Consolidated Net Loss was $(34.3) million for the third quarter of 2020, compared to $(0.4) million in the same quarter last year and $(78.5) million in the second quarter of 2020.
Adjusted EBITDA – Adjusted EBITDA was $4.3 million in the third quarter of 2020, compared to $40.0 million in the same quarter last year and $(27.6) million in the second quarter of 2020.
Adjusted Net Income (Loss) – Adjusted Net Loss was $(23.1) million in the third quarter of 2020, compared to Adjusted Net Income of $8.0 million in the same quarter last year and Adjusted Net Loss of $(54.3) million in the second quarter of 2020.
Contribution – Contribution was $53.4 million in the third quarter of 2020, compared to $105.8 million in the same quarter last year and $21.4 million in the second quarter of 2020, with Contribution Margin of 71.5% compared to 51.6% in the same quarter last year and 48.8 % in the second quarter of 2020.
Earnings Per Share (EPS) – Basic and diluted EPS attributable to common stockholders was $(0.38) in the third quarter of 2020, compared to basic and diluted EPS attributable to common stockholders of $0.00 in the same quarter last year and $(0.87) in the second quarter of 2020.
Adjusted EPS – Adjusted EPS was $(0.25) in the third quarter of 2020, compared to Adjusted EPS of $0.09 in the same quarter last year and $(0.60) in the second quarter of 2020.
Net Cash and Other Financial Assets – As of September 30, 2020, Net Cash and Other Financial Assets totaled $579.6 million compared to $704.5 million as of September 30, 2019 and $564.1 million as of June 30, 2020.

For a calculation of Adjusted EBITDA, Adjusted Net Income (Loss), Contribution, Adjusted EPS and Net Cash and Other Financial Assets, refer to the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

About LendingClub

LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub’s online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of risk-adjusted returns. LendingClub is based in San Francisco, California. All loans are made by federally regulated issuing bank partners. More information is available at https://www.lendingclub.com.

Conference Call and Webcast Information

The LendingClub third quarter 2020 webcast and teleconference is scheduled to begin at 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time) on Wednesday, November 4, 2020. A live webcast of the call will be available at http://ir.lendingclub.com under the Filings & Financials menu in Quarterly Results. To access the call, please dial +1 (888) 317-6003, or outside the U.S. +1 (412) 317-6061, with conference ID 9448496, ten minutes prior to 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time). An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available 1 hour after the end of the call until August 11, 2020, by calling +1 (877) 344-7529 or outside the U.S. +1 (412) 317-0088, with Conference ID 10146417. LendingClub has used, and intends to use, its investor relations website, blog (http://blog.lendingclub.com), Twitter handle (@LendingClub) and Facebook page (https://www.facebook.com/LendingClubTeam) as a means of disclosing material non-public information and to comply with its disclosure obligations under Regulation FD.

Contacts

For Investors:
IR@lendingclub.com

Media Contact:
Press@lendingclub.com

Non-GAAP Financial Measures and Supplemental Financial Statement Information

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Contribution, Contribution Margin, Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings (Loss) Per Share (Adjusted EPS) and Net Cash and Other Financial Assets. Our non-GAAP measures do have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP.

We believe these non-GAAP measures provide management and investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.

In particular, we believe Contribution and Contribution Margin are useful measures of overall direct product profitability because the measures illustrate the relationship between costs most directly associated with revenue generating activities and the related revenue, and the effectiveness of the direct costs in obtaining revenue. Contribution is calculated as net revenue less “Sales and marketing” and “Origination and servicing” expenses on the Company’s Statements of Operations, adjusted to exclude cost structure simplification, restructuring costs, other items (related to one-time expenses resulting from COVID-19) and non-cash stock-based compensation expenses within these captions and income or loss attributable to noncontrolling interests. The adjustment for cost structure simplification expense relates to a review of our cost structure and a number of expense initiatives underway, including the establishment of a site in the Salt Lake City area. The expense includes incremental and excess personnel-related expenses associated with establishing our Salt Lake City area site and external advisory fees. The adjustment for restructuring costs included severance and other personnel-related expenses, lease-related expenses and software impairment related to the impact of COVID-19 on the Company’s business. Contribution Margin is a non-GAAP financial measure calculated by dividing Contribution by total net revenue.

We believe Adjusted Net Income (Loss) is an important measure because it directly reflects the financial performance of our business. Adjusted Net Income (Loss) adjusts for certain items that are either non-recurring, do not contribute directly to management's evaluation of its operating results, or non-cash items, such as (1) expenses related to our cost structure simplification, as discussed above, (2) goodwill impairment, (3) legal, regulatory and other expense related to legacy issues, (4) acquisition and related expenses, (5) restructuring costs and (6) other items (including certain non-legacy litigation and/or regulatory settlement expenses, gains on disposal of certain assets and expenses resulting from COVID-19), net of tax. Legacy items are generally those expenses that arose from the decisions of legacy management prior to the board review initiated in 2016 and resulted in the resignation of our former CEO, including legal and other costs associated with ongoing regulatory and government investigations, indemnification obligations, litigation, and termination of certain legacy contracts. In the second quarter of 2020, we added an adjustment to Adjusted Net Income (Loss) for “Restructuring costs” to adjust for severance and other personnel-related expenses, lease-related expenses and software impairment related to the impact of COVID-19 on the Company’s business. In the fourth quarter of 2019, we added an adjustment to Adjusted Net Income (Loss) for “Acquisition and related expenses” to adjust for costs related to the acquisition of Radius. In the second quarter of 2019, we added an adjustment to Adjusted Net Income (Loss) and Adjusted EBITDA for Other items to adjust for expenses or gains that are not part of our core operating results.

We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important measures of operating performance because they allow for the comparison of our core operating results, including our return on capital and operating efficiencies, from period to period. Adjusted EBITDA adjusts for certain items that are either non-recurring, do not contribute directly to management's evaluation of its operating results, or non-cash items, such as (1) cost structure simplification expense, (2) goodwill impairment, (3) legal, regulatory and other expense related to legacy issues, (4) acquisition and related expenses, (5) restructuring costs, (6) other items, as discussed above, (7) depreciation, impairment and amortization expense, (8) stock-based compensation expense and (9) income tax expense (benefit). Additionally, we utilize Adjusted EBITDA as an input into the Company’s calculation of the annual bonus plan. Adjusted EBITDA Margin is a non-GAAP financial measure calculated by dividing Adjusted EBITDA by total net revenue.

We believe Adjusted EPS is an important measure because it directly reflects the financial performance of our business. Adjusted EPS is a non-GAAP financial measure calculated by dividing Adjusted Net Income (Loss) attributable to both common and preferred stockholders by the weighted-average diluted common and preferred shares outstanding.

We believe Net Cash and Other Financial Assets is a useful measure because it illustrates the overall financial stability and operating leverage of the Company. This measure is calculated as cash and certain other assets and liabilities, including loans and securities available for sale, which are partially secured and offset by related credit facilities, and working capital.

There are a number of limitations related to the use of these non-GAAP financial measures versus their most comparable GAAP measure. In particular, many of the adjustments to derive the non-GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure.

For more information on our non-GAAP financial measures and a reconciliation of such measures to the nearest GAAP measure, please see the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

Safe Harbor Statement

Some of the statements above, including statements regarding the ability and timing to satisfy the closing conditions for the Radius acquisition (including obtaining regulatory approval), our ability to effectuate and the effectiveness of certain strategy initiatives, borrower behavior and platform investor demand, anticipated future financial results, the impact of the coronavirus, our ability to navigate the current economic environment, and the impact of a bank charter on our business are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of management changes and the ability to continue to retain key personnel; our ability to achieve cost savings from restructurings; our ability to continue to attract and retain new and existing borrowers and investors; our ability to obtain or add bank functionality and a bank charter; competition; overall economic conditions; demand for the types of loans facilitated by us; default rates and those factors set forth in the section titled “Risk Factors” in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each as filed with the Securities and Exchange Commission, as well as our subsequent reports on Form 10-Q and 10-K each as filed with the Securities and Exchange Commission. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

*****

LENDINGCLUB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenue:

Transaction fees	$24,372	$161,205	$164,489	$448,809

Interest income	46,773	77,820	176,744	270,554
Interest expense	(32,440)	(55,060)	(114,447)	(197,336)
Net fair value adjustments	(696)	(31,628)	(108,812)	(102,331)
Net interest income and fair value adjustments	13,637	(8,868)	(46,515)	(29,113)
Investor fees	25,850	30,271	86,924	94,274
Gain on sales of loans	7,739	18,305	23,724	47,343
Net investor revenue	47,226	39,708	64,133	112,504

Other revenue	3,115	3,983	10,166	8,808

Total net revenue	74,713	204,896	238,788	570,121
Operating expenses: (1)
Sales and marketing	7,201	76,255	65,708	212,201
Origination and servicing	15,595	27,996	54,419	81,200
Engineering and product development	31,984	41,455	109,861	127,300
Other general and administrative	54,332	59,485	169,438	180,685
Total operating expenses	109,112	205,191	399,426	601,386
Loss before income tax expense	(34,399)	(295)	(160,638)	(31,265)
Income tax expense (benefit)	(74)	97	245	(341)
Consolidated net loss	(34,325)	(392)	(160,883)	(30,924)
Less: Income attributable to noncontrolling interests	—	(9)	—	55
LendingClub net loss	$(34,325)	$(383)	$(160,883)	$(30,979)

Net loss per share attributable to common stockholders – Basic and Diluted (2)	$(0.38)	$0.00	$(2.35)	$(0.36)
Weighted-average common shares – Basic and Diluted	73,566,385	87,588,495	76,781,157	86,849,388
Net income (loss) per share attributable to preferred stockholders – Basic and Diluted (2)	$(0.38)	$0.00	$1.46	$0.00
Weighted-average common shares, as converted – Basic and Diluted	17,335,485	—	13,174,545	—

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Sales and marketing	$880	$1,505	$3,274	$4,616
Origination and servicing	721	852	2,079	2,622
Engineering and product development	3,295	4,737	10,578	15,443
Other general and administrative	10,226	11,001	31,524	34,217
Total stock-based compensation expense	$15,122	$18,095	$47,455	$56,898

(2)	The following table details the computation of the Company’s basic and diluted net loss per share of common stock and preferred stock (presented on an as-converted basis):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020		2019	2020		2019
	Common Stock	Preferred Stock	Common Stock	Common Stock	Preferred Stock	Common Stock
Allocation of undistributed LendingClub net loss	$(27,779)	$(6,546)	$(383)	$(129,968)	$(30,915)	$(30,979)
Deemed dividend	—	—	—	(50,204)	50,204	—
Net income (loss) attributable to stockholders (3)	$(27,779)	$(6,546)	$(383)	$(180,172)	$19,289	$(30,979)

Weighted-average common shares – Basic and Diluted	73,566,385	17,335,485	87,588,495	76,781,157	13,174,545	86,849,388
Net income (loss) per share attributable to stockholders – Basic and Diluted	$(0.38)	$(0.38)	$—	$(2.35)	$1.46	$(0.36)

(3)
For the first nine months of 2020, reflects a deemed dividend paid to our largest stockholder in the first quarter of 2020 upon the exchange of all shares of LendingClub common stock held by it for newly issued shares of mandatorily convertible, non-voting, LendingClub Series A preferred stock.

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

	Three Months Ended					% Change
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	Q/Q	Y/Y
Operating Highlights:
Loan originations (in millions)	$584	$326	$2,521	$3,083	$3,350	79%	(83)%
Net revenue	$74,713	$43,869	$120,206	$188,486	$204,896	70%	(64)%
Consolidated net income (loss)	$(34,325)	$(78,471)	$(48,087)	$234	$(392)	56%	N/M
Contribution (1)	$53,384	$21,395	$51,902	$101,261	$105,789	150%	(50)%
Contribution margin (1)	71.5%	48.8%	43.2%	53.7%	51.6%	47%	39%
Adjusted EBITDA (1)	$4,313	$(27,619)	$(7,831)	$38,981	$40,021	116%	(89)%
Adjusted EBITDA margin (1)	5.8%	(63.0)%	(6.5)%	20.7%	19.5%	109%	(70)%
Adjusted net income (loss) (1)	$(23,079)	$(54,252)	$(39,151)	$6,981	$7,951	57%	N/M
EPS (common stockholders) – diluted (2)	$(0.38)	$(0.87)	$(1.10)	$0.00	$0.00	56%	N/M
Adjusted EPS – diluted (1)	$(0.25)	$(0.60)	$(0.44)	$0.08	$0.09	58%	N/M
Loan Originations by Investor Type:
Banks	41%	68%	43%	32%	38%
Managed accounts	44%	10%	16%	17%	15%
Self-directed retail investors	13%	17%	4%	3%	4%
LendingClub inventory	2%	5%	20%	23%	23%
Other institutional investors	—%	—%	17%	25%	20%
Total	100%	100%	100%	100%	100%
Loan Originations by Program:
Personal loans – standard program	68%	68%	70%	68%	70%
Personal loans – custom program	8%	3%	23%	26%	24%
Other – custom program (3)	24%	29%	7%	6%	6%
Total	100%	100%	100%	100%	100%
Personal Loan Originations by Loan Grade – Standard Loan Program (in millions):
A	$214.4	$105.7	$620.0	$654.1	$757.4	103%	(72)%
B	114.0	74.5	544.6	644.7	738.3	53%	(85)%
C	69.8	38.4	357.3	479.6	523.3	82%	(87)%
D	—	3.0	249.1	309.1	324.2	(100)%	(100)%
Total	$398.2	$221.6	$1,771.0	$2,087.5	$2,343.2	80%	(83)%
N/M – Not meaningful

(1)	Represents a non-GAAP measure. See “Reconciliation of GAAP to Non-GAAP Measures.”

(2)
For the first quarter of 2020, reflects a $50.2 million deemed dividend paid to our largest stockholder upon the exchange of all shares of LendingClub common stock held by it for newly issued shares of mandatorily convertible, non-voting, LendingClub Series A preferred stock.

(3)	Comprised of education and patient finance loans, auto refinance loans, and small business loans. Beginning in the third quarter of 2019, this category no longer includes small business loans.

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS (Continued)
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

	Three Months Ended					% Change
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	Q/Q	Y/Y
Servicing Portfolio by Method Financed (in millions, at end of period):
Whole loans sold	$11,249	$12,421	$14,118	$14,118	$13,509	(9)%	(17)%
Notes	674	736	833	919	1,016	(8)%	(34)%
Certificates	79	109	147	211	272	(28)%	(71)%
Secured borrowings	3	6	11	19	29	(50)%	(90)%
Loans invested in by the Company	262	690	866	744	696	(62)%	(62)%
Total	$12,267	$13,962	$15,975	$16,011	$15,522	(12)%	(21)%
Employees and contractors (4)	998	1,008	1,542	1,538	1,726	(1)%	(42)%

(4)	As of the end of each respective period.

LENDINGCLUB CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)
(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$445,180	$243,779
Restricted cash	98,787	243,343
Securities available for sale (includes $205,997 and $271,173 at amortized cost, $17,542 and $0 in allowance for credit losses, and $127,376 and $174,849 pledged as collateral at fair value, respectively)	187,375	270,927
Loans held for investment at fair value	708,274	1,079,315
Loans held for investment by the Company at fair value	59,099	43,693
Loans held for sale by the Company at fair value	180,801	722,355
Accrued interest receivable	6,865	12,857
Property, equipment and software, net	101,045	114,370
Operating lease assets	76,226	93,485
Intangible assets, net	12,180	14,549
Other assets	103,625	143,668
Total assets	$1,979,457	$2,982,341
Liabilities and Equity
Accounts payable	$3,382	$10,855
Accrued interest payable	5,829	9,260
Operating lease liabilities	98,204	112,344
Accrued expenses and other liabilities	100,916	142,636
Payable to investors	35,068	97,530
Notes, certificates and secured borrowings at fair value	708,597	1,081,466
Payable to Structured Program note and certificate holders at fair value	173,410	40,610
Credit facilities and securities sold under repurchase agreements	120,159	587,453
Total liabilities	1,245,565	2,082,154
Equity
Series A Preferred stock, $0.01 par value; 1,200,000 shares authorized; 149,904 and 0 shares issued, respectively; 149,904 and 0 shares outstanding, respectively	1	—
Common stock, $0.01 par value; 180,000,000 shares authorized; 76,511,394 and 89,218,797 shares issued, respectively; 76,511,394 and 88,757,406 shares outstanding, respectively	765	892
Additional paid-in capital	1,493,839	1,467,882
Accumulated deficit	(759,559)	(548,472)
Treasury stock, at cost; 0 and 461,391 shares, respectively	—	(19,550)
Accumulated other comprehensive loss	(1,154)	(565)
Total equity	733,892	900,187
Total liabilities and equity	$1,979,457	$2,982,341

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
GAAP LendingClub net income (loss)	$(34,325)	$(78,471)	$(48,087)	$234	$(383)	$(160,883)	$(30,979)
Engineering and product development expense	31,984	39,167	38,710	41,080	41,455	109,861	127,300
Other general and administrative expense	54,332	56,620	58,486	57,607	59,485	169,438	180,685
Cost structure simplification expense (1)	—	—	175	188	2,778	175	7,130
Restructuring costs (2)	(142)	2,285	—	—	—	2,143	—
Other items (2)	8	341	—	—	—	349	—
Stock-based compensation expense (2)	1,601	1,453	2,299	2,012	2,357	5,353	7,238
Income tax expense (benefit)	(74)	—	319	140	97	245	(341)
Contribution	$53,384	$21,395	$51,902	$101,261	$105,789	$126,681	$291,033
Total net revenue	$74,713	$43,869	$120,206	$188,486	$204,896	$238,788	$570,121
Contribution margin	71.5%	48.8%	43.2%	53.7%	51.6%	53.1%	51.0%

(1)
Contribution excludes the portion of personnel-related expenses associated with establishing a site in the Salt Lake City area that are included in the “Sales and marketing” and “Origination and servicing” expense categories.

(2)	Contribution excludes the portion of expenses included in the “Sales and marketing” and “Origination and servicing” expense categories.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
GAAP LendingClub net income (loss)	$(34,325)	$(78,471)	$(48,087)	$234	$(383)	$(160,883)	$(30,979)
Cost structure simplification expense (1)	—	—	228	284	3,443	228	9,649
Legal, regulatory and other expense related to legacy issues (2)	6,120	4,354	4,476	4,531	4,142	14,950	15,078
Acquisition and related expenses (3)	4,373	456	3,611	932	—	8,440	—
Restructuring costs (4)	753	17,036	—	—	—	17,789	—
Other items (5)	—	2,373	621	1,000	749	2,994	1,453
Adjusted net income (loss)	$(23,079)	$(54,252)	$(39,151)	$6,981	$7,951	$(116,482)	$(4,799)
Depreciation and impairment expense:
Engineering and product development	10,198	10,177	10,423	12,532	11,464	30,798	36,675
Other general and administrative	1,394	1,480	1,603	1,739	1,569	4,477	4,707
Amortization of intangible assets	752	772	846	848	845	2,370	2,651
Stock-based compensation expense	15,122	14,204	18,129	16,741	18,095	47,455	56,898
Income tax expense (benefit)	(74)	—	319	140	97	245	(341)
Adjusted EBITDA	$4,313	$(27,619)	$(7,831)	$38,981	$40,021	$(31,137)	$95,791
Total net revenue	$74,713	$43,869	$120,206	$188,486	$204,896	$238,788	$570,121
Adjusted EBITDA margin	5.8%	(63.0)%	(6.5)%	20.7%	19.5%	(13.0)%	16.8%

(1)
Includes personnel-related expenses associated with establishing a site in the Salt Lake City area. These expenses are included in “Sales and marketing,” “Origination and servicing,” “Engineering and product development” and “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations. In the first nine months of 2019, also includes external advisory fees which are included in “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations.

(2)
Consists of legal legacy expenses, which are included in “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations and expense related to the dissolution of certain private funds managed by LCAM, which is included in “Net fair value adjustments” on the Company’s Condensed Consolidated Statements of Operations. For the first nine months of 2019, also includes expense related to the termination of a legacy contract, which is included in “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations.

(3)	Represents costs related to the acquisition of Radius.

(4)	Includes severance and other personnel-related expenses, lease-related expenses and software impairment related to the impact of COVID-19 on the Company’s business.

(5)
In the second quarter and first nine months of 2020, includes expenses related to certain non-legacy litigation and regulatory matters, which are included in “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations . and one-time expenses resulting from COVID-19, which are included in “Sales and marketing,” “Origination and servicing,” “Engineering and product development” and “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations. In 2019, includes expenses related to certain non-legacy litigation and regulatory matters. For the first nine months of 2019, also includes a gain on the sale of our small business operating segment. Both of these are included in “Other general and administrative” expense on the Company’s Condensed Consolidated Statements of Operations.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
	Common and Preferred Stock (1)	Common and Preferred Stock (1)	Common and Preferred Stock (1)	Common Stock	Common Stock	Common and Preferred Stock (1)	Common Stock
Adjusted net income (loss) attributable to stockholders	$(23,079)	$(54,252)	$(39,151)	$6,981	$7,951	$(116,482)	$(4,799)

Weighted-average GAAP diluted shares (2)	90,901,870	89,866,880	89,085,270	88,912,677	87,588,495	89,955,702	86,849,388
Non-GAAP diluted shares (2)	90,901,870	89,866,880	89,085,270	88,912,677	87,588,495	89,955,702	86,849,388

Adjusted EPS – diluted (3)	$(0.25)	$(0.60)	$(0.44)	$0.08	$0.09	$(1.29)	$(0.06)

(1)
Presented on an as-converted basis, as the preferred stock is considered common shares because it participates in earnings similar to common stock and does not receive any significant preferences over the common stock.

(2)	Beginning in the first quarter of 2020, includes the total weighted-average shares outstanding of both common and preferred stock on an as-converted basis.

LENDINGCLUB CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

The following table is provided to delineate between the assets and liabilities belonging to our member payment dependent self-directed retail program (Retail Program) note holders and certain VIEs that we are required to consolidate in accordance with GAAP. Such assets are not legally ours and the associated liabilities are payable only from the cash flows generated by those assets (i.e. Pass-throughs). As such, these debt holders do not have a secured interest in any other assets of LendingClub. We believe this is a useful measure because it illustrates the overall financial stability and operating leverage of the Company.

	September 30, 2020				December 31, 2019
	Retail Program (1)	Consolidated VIEs (2) (4)	All Other LendingClub (3)	Condensed Consolidated Balance Sheet	Retail Program (1)	Consolidated VIEs (2)(4)	All Other LendingClub (3)	Condensed Consolidated Balance Sheet
Assets
Cash and cash equivalents	$—	$—	$445,180	$445,180	$—	$—	$243,779	$243,779
Restricted cash	—	13,465	85,322	98,787	—	2,894	240,449	243,343
Securities available for sale	—	—	187,375	187,375	—	—	270,927	270,927
Loans held for investment at fair value	633,787	74,487	—	708,274	881,473	197,842	—	1,079,315
Loans held for investment by the Company at fair value (4)	—	53,336	5,763	59,099	—	37,638	6,055	43,693
Loans held for sale by the Company at fair value (4)	—	106,086	74,715	180,801	—	—	722,355	722,355
Accrued interest receivable	4,483	1,499	883	6,865	5,930	1,815	5,112	12,857
Property, equipment and software, net	—	—	101,045	101,045	—	—	114,370	114,370
Operating lease assets	—	—	76,226	76,226	—	—	93,485	93,485
Intangible assets, net	—	—	12,180	12,180	—	—	14,549	14,549
Other assets	—	—	103,625	103,625	—	—	143,668	143,668
Total assets	$638,270	$248,873	$1,092,314	$1,979,457	$887,403	$240,189	$1,854,749	$2,982,341
Liabilities and Equity
Accounts payable	$—	$—	$3,382	$3,382	$—	$—	$10,855	$10,855
Accrued interest payable	4,483	976	370	5,829	5,930	1,737	1,593	9,260
Operating lease liabilities	—	—	98,204	98,204	—	—	112,344	112,344
Accrued expenses and other liabilities	—	—	100,916	100,916	—	—	142,636	142,636
Payable to investors	—	—	35,068	35,068	—	—	97,530	97,530
Notes, certificates and secured borrowings at fair value	633,787	74,487	323	708,597	881,473	197,842	2,151	1,081,466
Payable to Structured Program note and certificate holders at fair value (4)	—	173,410	—	173,410	—	40,610	—	40,610
Credit facilities and securities sold under repurchase agreements	—	—	120,159	120,159	—	—	587,453	587,453
Total liabilities	638,270	248,873	358,422	1,245,565	887,403	240,189	954,562	2,082,154
Total equity	—	—	733,892	733,892	—	—	900,187	900,187
Total liabilities and equity	$638,270	$248,873	$1,092,314	$1,979,457	$887,403	$240,189	$1,854,749	$2,982,341

(1)
Represents loans held for investment at fair value that are funded directly by our Retail Program notes. The liabilities are only payable from the cash flows generated by the associated assets. We do not assume principal or interest rate risk on loans facilitated through our lending marketplace that are funded by our Retail Program because loan balances, interest rates and maturities are matched and offset by an equal balance of notes with the exact same interest rates and maturities. We do not retain any economic interests from our Retail Program. Interest expense on Retail Program notes of $77.2 million and $116.2 million was equally matched and offset by interest income from the related loans of $77.2 million and $116.2 million for the first nine months of 2020 and 2019, respectively, resulting in no net effect on our Net interest income and fair value adjustments. As previously disclosed, LendingClub will cease offering and selling Member Payment Dependent Notes (Retail Notes) on or around December 31, 2020.

(2)
Represents assets and equal and offsetting liabilities of certain VIEs that we are required to consolidate in accordance with GAAP, but which are not legally ours. The liabilities are only payable from the cash flows generated by the associated assets. The creditors of the VIEs have no recourse to the general credit of the Company. Interest expense on these liabilities owned by third parties of $97.8 million and net fair value adjustments of $8.6 million for the first nine months of 2020 were equally matched and offset by interest income on the loans of $106.4 million, resulting in no net effect on our Net interest income and fair value adjustments. Interest expense on these liabilities owned by third parties of $61.5 million and net fair value adjustments of $12.7 million for the first nine months of 2019 were equally matched and offset by interest income on the loans of $74.2 million, resulting in no net effect on our Net interest income and fair value adjustments. Economic interests held by LendingClub, including retained interests, residuals and equity of the VIEs, are reflected in “Loans held for sale by the Company at fair value,” “Loans held for investment by the Company at fair value” and “Restricted cash,” respectively, within the “All Other LendingClub” column.

(3)
Represents all other assets and liabilities of LendingClub, other than those related to our Retail Program and certain consolidated VIEs, but includes any economic interests held by LendingClub, including retained interests, residuals and equity of those consolidated VIEs.

(4)
The Company has sponsored Structured Program transactions that have been consolidated, resulting in an increase to “Loans held for investment by the Company at fair value,” “Loans held for sale by the Company at fair value” and the related “Payable to Structured Program note and certificate holders at fair value.”

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
NET CASH AND OTHER FINANCIAL ASSETS
(In thousands)
(Unaudited)

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Cash and cash equivalents (1)	$445,180	$338,394	$294,345	$243,779	$199,950
Restricted cash committed for loan purchases (2)	308	290	4,572	68,001	84,536
Securities available for sale	187,375	221,930	256,554	270,927	246,559
Loans held for investment by the Company at fair value (3)	59,099	65,557	71,003	43,693	4,211
Loans held for sale by the Company at fair value (3)	180,801	587,093	741,704	722,355	710,170
Payable to Structured Program note and certificate holders at fair value (3)	(173,410)	(193,034)	(206,092)	(40,610)	—
Credit facilities and securities sold under repurchase agreements	(120,159)	(480,079)	(621,020)	(587,453)	(509,107)
Other assets and liabilities (2)	363	23,916	61,107	(6,226)	(31,795)
Net cash and other financial assets (4)	$579,557	$564,067	$602,173	$714,466	$704,524

(1)	Variations in cash and cash equivalents are primarily due to variations in the amount and timing of loan purchases invested in by the Company.

(2)
In the fourth quarter of 2019, we added a new line item called “Other assets and liabilities” which is a total of “Accrued interest receivable,” “Other assets,” “Accounts payable,” “Accrued interest payable” and “Accrued expenses and other liabilities,” included on our Consolidated Balance Sheets. This line item represents certain assets and liabilities that impact working capital and are affected by timing differences between revenue and expense recognition and related cash activity. In the third quarter of 2019, we added a new line item called “Restricted cash committed for loan purchases,” which represents cash and cash equivalents that are transferred to restricted cash for loans that are pending purchase by the Company. We believe this is a more complete representation of the Company’s net cash and other financial assets position as of each period presented in the table above. Prior period amounts have been reclassified to conform to the current period presentation.

(3)
The Company has sponsored Structured Program transactions that have been consolidated, resulting in an increase to “Loans held for investment by the Company at fair value,” “Loans held for sale by the Company at fair value” and the related “Payable to Structured Program note and certificate holders at fair value.”

(4)	Comparable GAAP measure cannot be provided as not practicable.